Exhibit 99.1
VALENTEC SYSTEMS HAS EXPERIENCED AN EXPLOSIVE DETONATION IN A MANUFACTURING PROCESS
MINDEN, LA — Valentec Systems, Inc. (OTC: VSYN.PK), a supplier of mission-critical conventional ammunition, pyrotechnic and related defense products, announced today that it has experienced on August 14, 2006 an explosive detonation in a manufacturing process located in Area D, Building 1226 of the lease facility on Camp Minden site. The operation was being conducted remotely (no attending personnel) and the detonation was confined to a small area. The resulting fire spread to adjacent bays but there were no physical injuries.
The product being manufactured was a 40mm flare for use by the U.S. military. The large majority of the materials required for Valentec’s DSE multi-year contract were not harmed and the company reasonably believes, that flare operations can resume in 4-6 weeks. After the initial explosion, the resulting fires spread throughout a large portion of the manufacturing facility destroying several buildings, in-process inventory, and manufacturing equipment.
A damage assessment has begun; however, it will not be completed for several weeks.
About Valentec
Valentec Systems, Inc., headquartered in Minden, LA is a supplier of mission-critical conventional ammunition, pyrotechnic and related defense products. The company markets its products to the United States Army, Israeli Defense Forces and other Ministries of Defense in friendly nations around the world. Valentec’s business lines can be classified in three distinct segments including Systems Management/Integration, Energetic Manufacturing and Metal Parts Manufacturing.
Safe Harbor Language
Certain information discussed in this press release constitutes forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Although Valentec Systems, Inc. believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be achieved. Forward-looking information is subject to certain risks and uncertainties that could cause actual results or statements to differ materially from those expressed or implied and the Company undertakes no obligation to update any such forward-looking statements. For further information on such factors and statements contained herein, please refer to our most recent filings with the Securities and Exchange Commission.